UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 11, 2007

JMAR Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10905 Technology Place, San Diego, California		92127
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 946-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On January 11, 2007, JMAR Technologies, Inc. announced that it has entered into a non-exclusive Original Equipment Manufacturers (OEM) agreement with Micro-imaging Technology (MIT). This agreement enables JMAR to sell MIT’s table-top, rapid microbial identification system as a complement to its BioSentry™ Water Monitoring System or as a stand-alone unit for laboratory sample evaluation.

JMAR’s BioSentry System is a continuous, real-time, on-line monitor that provides an instant ‘alert’ of a biological contamination event in a water supply. As a validation tool, the MIT system would take a water sample from a BioSentry ‘alert’ and quickly identify specific species of bacteria, protozoa, fungi or other pathogens present in the water. The MIT system minimizes the confirmation time for contamination validation with culturing time as low as 4 hours and identification within minutes. Since random grab samples, transport time, and standard laboratory procedures can take 24-72 hours to yield results, the combination of BioSentry’s ability to detect waterborne pathogens on-line and in real-time with MIT’s rapid identification capability provides users a valuable warning system to prevent widespread illness.

The MIT device was evaluated by North American Science Associates and scored 98% accuracy to correctly identify microorganisms in over fifty tests. The MIT system is an off-line, table-top device that can support several BioSentry Systems at one time.

JMAR currently has BioSentry Systems installed in beverage quality assurance, water utility operations, cruise ship water monitoring, and homeland security markets. It is currently undergoing tests by the U.S. Environmental Protection Agency for homeland security applications.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 - Press Release issued on January 11, 2007 announcing an OEM Agreement with Micro Imaging Technology.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.

January 16, 2007	By:	Dennis E. Valentine

Name: Dennis E. Valentine
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued on January 11, 2007 announcing an OEM Agreement with Micro Imaging Technology.